Exhibit 99.1

Press Release

SOURCE: LodgeNet Entertainment Corporation

LodgeNet Terminates Agreements With InnMedia

SIOUX FALLS, S.D., April 12 /PRNewswire-FirstCall/—

        LodgeNet Entertainment Corporation (Nasdaq: LNET—news), the leading provider of broadband, interactive television services to the hospitality industry, today announced that it has terminated its agreements with InnMedia LLC based on, among other things, InnMedia's failure to pay outstanding sums due to LodgeNet for services performed under the agreements. LodgeNet also announced that on April 11, 2002, InnMedia filed a complaint in the Superior Court of the State of California, County of Los Angeles, alleging, among other things, that LodgeNet has breached its obligations under the previously mentioned agreements. The company also stated that it has meritorious defenses to InnMedia's allegations, intends to vigorously defend itself with respect to these allegations and expects to prevail. InnMedia services presently being distributed by LodgeNet include Internet on television and archived television content.

  •
  (http://www.newscom.com/cgi-bin/prnh/20000310/LODGELOGO)

        The termination of the InnMedia agreements are not expected to impact LodgeNet's previously disclosed financial guidance for the first quarter or full year of 2002.

        LodgeNet management will host a Q1 2002 earnings teleconference on Thursday, April 18 at 5:00 p.m. Eastern Time. This teleconference may be accessed by dialing 888-873-8496 ten minutes prior to the start time. It will also be Webcast live at http://www.calleci.com/pages/pubweb.jsp, and can be accessed through May 17, 2002 via the LodgeNet Website (http://www.lodgenet.com).

        About LodgeNet

        LodgeNet Entertainment Corporation (http://www.lodgenet.com) is the leading provider in the delivery of broadband, interactive services to the lodging industry, serving more hotel properties throughout the United States and Canada as well as select international markets than any other company in the industry. These services include on-demand digital movies, digital music and music videos, Nintendo® video games, high-speed Internet access and other interactive television services designed to serve the needs of the lodging industry and the traveling public. As one of the largest companies in the industry, LodgeNet provides service to more than 900,000 rooms (including more than 850,000 interactive guest pay rooms) in more than 5,400 hotel properties worldwide. More than 260 million travelers have access to LodgeNet systems on an annual basis. LodgeNet is listed on NASDAQ and trades under the symbol LNET.

        NOTE: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions; greater than anticipated competitive pressures; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; relationships with clients and property owners; the impact of government regulations; and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

SOURCE: LodgeNet Entertainment Corporation